EXHIBIT 12(a)(1)
Ex-99. Code
ADVANCE CAPITAL COMPANIES
CODE OF ETHICS
GENERAL PRINCIPLES
Advance Capital I, Inc. (the Funds), Advance Capital Group, Inc., Advance Capital Management, Inc. and Advance Capital Services, Inc. (the “Advance Capital Companies” or “Advance Capital”) operate under this Code of Ethics (the “Code”) which applies to all Directors, Officers and employees of Advance Capital. This Code of Ethics has been adopted by Advance Capital and is designed to comply with Rule 204A-1 of the Investment Advisors Act of 1940 as well as provide a general guideline for ethical behavior throughout the Advance Capital companies and all the services provided to clients on behalf of the firm.
This code establishes rules of conduct for all employees of Advance Capital and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Advance Capital and its employees owe a fiduciary duty to Advance Capital’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid serving their own personal interests ahead of clients, taking inappropriate advantage of their position with the firm and any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. Pursuant to section 206 of the Investment Advisors Act of 1940, both Advance Capital and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct.
The Code is designed to ensure that the high ethical standards long maintained by Advance Capital continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Advance Capital.
FIDUCIARY DUTY OF EMPLOYEES
The actions of Advance Capital employees and the firm’s standards of conduct must reflect our fiduciary duty to clients at all times. Advance Capital’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed our clients. Client initiated requests or actions undertaken with the intent to satisfy client needs will be deemed a violation of fiduciary duty, if the request violates Advance Capital internal policies and procedures, Federal or Self Regulatory Organization (SRO) securities laws, rules or sections under the Code. All Advance Capital employees, as part of fulfilling their fiduciary duty, have an obligation to promptly notify the Chief Compliance Officer (CCO) of Advance Capital in the event that violations of Advance Capital internal policies and procedures, Federal or SRO securities laws or rules or sections under the Code are discovered. Any employee who knowingly does not report a violation described in this paragraph, or those described in the Code, will be deemed to be in violation of the Code, and therefore open to sanctions described in the Code.
Any employee who reports a violation described in this section, or those described in the Code will be protected from retaliation by the firm. Anonymous reporting is encouraged for those individuals who still fear retaliation in light of the protection guaranteed by Advance Capital. Advance Capital, in compliance with federal securities laws, will keep records of all violations of the Code, but will not maintain records on the individuals who report such violations.
DEFINITIONS
“Fund” means any of the investment portfolios comprising the Advance Capital I, Inc. mutual funds.
“Access person” means any person identified on the access person list who makes recommendations concerning client accounts or the Advance Capital I funds, or who in the course of their duties while employed at Advance Capital obtains information regarding recommendations concerning client accounts or the Advance Capital I funds. In addition, any officer of the Funds is considered an access person by virtue of their position within the firm.
“Advisory person” means any employee who is not deemed to be an access person or identified on the access person list.
A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.
“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations hereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.
“Compliance officer” shall mean either Kathy Harkleroad or Mark Wayton. Compliance officers will not necessarily be deemed officers of Advance Capital I, Inc., unless the individual is listed as “Officer” on page 9 of the Code of Ethics.
“Control” shall have the same meaning as that set forth in Section 2(a) (9) of the Investment Company Act.
“Outside director” means a director of the Funds who is not an “interested person” of the Funds within the meaning of Section 2(a) (19) of the Investment Company Act.
“Purchase or sale of a security” includes, inter alia, the writing of an option to purchase or sell a security.

“Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies (including the “Funds”), securities issued by the government of the United States or its agencies, bankers acceptances, bank certificates of deposit, commercial paper, and other money market instruments.
“Material, nonpublic information” is defined as information that has not been broadly disseminated to investors in the marketplace that has a substantial likelihood that a reasonable investor would consider the information important in making investment decisions. This definition is also applicable to the market for a company’s securities, such as the information about a significant order to purchase or sell securities.
EMPLOYEE OWNED BROKERAGE ACCOUNTS
Every officer, employee and director (except Outside Directors), must notify a compliance officer of Advance Capital in writing upon opening a brokerage account. This notification must include the firm/financial institution at which the account is held, names under which the account is held, the account number, and whether or not duplicate confirmations have been requested to be sent to a compliance officer. Access persons who open a brokerage account are required to have duplicate confirmations and statements sent to a compliance officer of Advance Capital.
GIFTS AND ENTERTAINMENT
Giving, receiving or soliciting gifts in a business setting may create the appearance of impropriety or may raise a potential conflict of interest. Advance Capital has adopted the policies set forth below to guide supervised persons in this area:
•	Employees should not accept or provide any gifts or favors that might influence the decisions the employee or the recipient must make in business transactions involving Advance Capital, or that others might reasonably believe would influence those decisions.

•	Any employee who accepts, directly or indirectly, anything of value from any person, entity or client that does business with or on behalf of Advance Capital, or, could possible do business with Advance Capital must inform the CCO or the Compliance Manager before accepting such gift (does not apply to bona fide dining or entertainment, if, during such bona fide dining or entertainment the employee is accompanied by the person or representative of the entity that does business with Advance Capital). Gifts must not exceed $100 in value, and a maximum of $100 in gifts may be accepted by an employee from a particular person, entity or client. Employees are also prohibited from giving gifts in excess of $100 to anyone within a calendar year.

INSIDER TRADING
No officer, employee or director of an Advance Capital company may trade, either personally or on behalf of others while in the possession of material, nonpublic information, nor may any personnel of Advance Capital communicate material, nonpublic information to others in violation of the law. Before executing any trade for themselves or others, including investment funds or private accounts managed by Advance Capital, the employee must determine whether they have access to material, nonpublic information. Employees who think they have access to material, nonpublic information, should take the following steps:
•	Report the information and the proposed trade to a compliance officer.

•	Restrict purchase or sale of securities on behalf of employees or others, including investment funds or private accounts managed by the firm.

•	Refrain from communicating the information inside or outside the firm, other than to a compliance officer.

•	After a compliance officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.
BOARD MEMBERSHIP BY EMPLOYEES
No advisory person or access person shall serve on a board of directors of a publicly traded company.
EXEMPTED TRANSACTIONS
Access persons will be exempt from the prohibitions and reporting requirements associated with the following purchases or sales:
•	Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

•	Purchases or sales which are non-voluntary on the part of the access person, including securities acquired as a result of a gift or an inheritance.

•	Purchases which are part of an automatic dividend reinvestment plan.

•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

•	Purchases which are the result of participation in any retirement or employee benefit plan.

•	Certain activities of Outside Directors as hereafter described.

•	Purchases or sales of any shares of registered open-end investment companies (including the “Funds”), securities issued by the government of the United States or its agencies, bankers acceptances, bank certificates of deposit, commercial paper, and other money market instruments.
RESTRICTED AND PROHIBITED ACTIVITIES
Access persons are prohibited from engaging in the following activities:
•	Acquiring beneficial ownership in any securities issued in connection with an initial public offering or private placement of securities.

•	Purchasing or selling, directly or indirectly, any security in which he has any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale:
•	is being considered for purchase or sale for a Fund or any other client account; or

•	is being purchased or sold in a Fund or any other client account.
•	Purchasing any security without requesting and receiving, both in writing, the prior approval of a Compliance Officer or any Vice President of the Funds. Neither a Compliance Officer nor any Vice President shall grant approval for any transaction involving any security known to be considered for sale or purchase in any client account or within three days of any actual trade of a security in any client account. (Outside Directors are access persons, but because of their limited access to current information regarding any Client’s investments, Outside Directors are exempt from this pre-clearance provision unless the director, at the time of that transaction, knows, or in the ordinary course of fulfilling the official duties as a director of the Funds, should know, that during the 3-day period immediately preceding the date of the anticipated transaction by the director, such security was purchased or sold by the Funds or was being considered by the Funds or its investment advisor for purchase or sale by the Funds).

•	No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of clients or the Adviser) any information regarding securities transactions made, or being considered, by or on behalf of clients.

REPORTING REQUIREMENTS
Initial Holdings Reports:
Every access person, except Outside Directors, must provide to a compliance officer an initial holdings report, listing all securities beneficially owned no later than 10 days after becoming an access person. The report must include the title and type of the security, number of shares held, principal amount, name of the broker, ticker symbol and date the report was submitted. The report must also reflect the access person’s holdings within the last 45 days.
Annual Certification of Brokerage Accounts:
Annually, all access persons must re-sign the “Advance Capital Code of Ethics Account Notification” form to ensure that all duplicate confirmations are being forwarded to the compliance department for any new brokerage accounts that may have been opened during the year.
Disclosure of Holdings:
In addition to initial holdings reports and quarterly transaction reports each access person, except Outside Directors, must submit to a compliance officer an annual holdings report that is current within 45 days. The report must include the title and type of the security, number of shares held, principal amount, name of the broker, ticker symbol and date the report was submitted.
Duplicate Confirmations and Statements:
Every access person, except Outside Directors, must arrange for their brokers or financial institutions to provide to a compliance officer, on a timely basis, duplicate confirmations of all transactions in securities and commodities accounts in which they have a beneficial interest. Such access persons shall also notify a compliance officer of each such account, indicating the name of the firm or financial institution held, and the name under which, the account is registered.
Approval of Trades:
Every access person, except Outside Directors, must request permission from a compliance officer BEFORE engaging in a securities transaction, if the transaction involves a security not mentioned in the “EXEMPTED TRANSACTIONS” SECTION ABOVE.
Disclosure of Trades:
Every access person shall report to a compliance officer within 30 days of the end of a quarter whether or not a transaction occurred during the previous calendar quarter to which the access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security. Every access person shall report to a compliance officer within 30 days of the end of a quarter the following information:
•	The date of the transaction, the title exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each security.

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition;)

•	The price at which the transaction was effected.

•	The name of the broker, dealer or bank with or through whom the transaction was effected.

•	The date the access person submits the report.
Quarterly Report to the Board of Directors:
A compliance officer shall review all securities transactions and holdings reports and shall report to the Board of Directors of the Funds, at each quarterly meeting, the security transaction activity reported to a compliance officer during the preceding quarter. In addition, the compliance officer shall report to the Board of Directors the completion of the annual certifications of adherence to the code by all access and advisory persons. The compliance officer shall report to the Board of Directors any material code or procedural violations and sanctions imposed on any individuals in response to those material violations.
Requirement to Have Trades Pre-Approved (for Outside Directors only):
An Outside Director of the Funds need only report a transaction in a security if such director, at the time of that transaction, knew, or in the ordinary course of fulfilling the official duties as a director of the Funds, should have known, that during the 3-day period immediately preceding the date of the transaction, such security was purchased or sold by the Funds or was being considered by the Funds or its investment advisor for purchase or sale by the Funds.
SENIOR FINANCIAL OFFICERS
Senior Financial Officers of Advance Capital, as part of the Corporate Leadership Team, are responsible for and have the authority to protect, balance and preserve the interests of all shareholders, clients and employees. They fulfill this responsibility by directing and enforcing the policies and procedures employed in the daily operation of the business. Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:
•	Encourage and reward professional integrity by eliminating barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the organization.

•	Prohibit and eliminate the appearance or occurrence of conflicts between any activity that could result in material personal gain for an officer.

•	Provide a mechanism for members of the organization to inform senior management of deviations in practice governing honest and ethical behavior.

•	Demonstrate their personal support for such policies and procedures through periodic communication.

•	Establish and manage transactions and procedures to ensure such transactions are properly authorized and accurately reported.

•	Ensure that financial communications and reports to clients will be provided in a manner which facilitates the highest degree of clarity of content and meaning.

•	Identify, report and correct any detected deviations from applicable laws or statutes in a timely manner.
Officers, Directors and people acting under their direction are prohibited from coercing, manipulating, misleading or fraudulently influencing the auditor of the Fund’s financial statements when the Officer, Director or other person knew or should have known that the action, if successful could result in rendering the financial statements materially misleading. No Officer, Director or person acting under their direction shall:
•	Make or cause to be made a materially false or misleading statement to an accountant in connection with; or

•	Omit to state, or cause another person to omit to state, any material fact necessary to make statements made, in light of the circumstances under which such statements were made, not misleading, to an accountant in connection with:
•	Any audit, review or examination of the financial statements of the Funds required to be made pursuant to this subpart; or

•	The preparation or filing of any document or report required to be filed with the Securities and Exchange Commission pursuant to this or any other subpart.
ANNUAL CERTIFICATION
Each Director, Officer and Employee is required to read the Code and sign and return the attached Acknowledgment Form to the Compliance Officer of the Funds upon commencement of employment or other services and on an annual basis thereafter. The Form confirms that the person signing it has received, read and asked any questions necessary to understand the Code, evidences the person’s agreement to conduct himself or herself in accordance with the Code and confirms that the person has complied with the Code during such time as the person has been associated with the Advance Capital Companies.
SANCTIONS
Upon discovering a violation of this Code, the Compliance Officer may impose sanctions as deemed appropriate. Sanctions may include, but are not limited to the following: inter alia, a letter of censure or suspension, monetary fines, restrictions on certain job duties or responsibilities or termination of the employment of the violator.

Amended -	October 27, 2000, May 2, 2003, October 22, 2004, January 16, 2007, December 18, 2007, July 7, 2008
Approved -	January 26, 2001, January 25, 2002, January 23, 2003, January 23, 2004, October 22, 2004, January 27, 2005, February 3, 2006, January 26, 2007, January 25, 2008

Advance Capital I, Inc.
Access Persons and Reason(s)
1.)	Robert Cappelli — Officer, Director, makes investment recommendations, aware of trading activity

2.)	Kathy Harkleroad — Officer

3.)	Christopher Kostiz — Officer, makes investment recommendations, aware of trading activity

4.)	Julie Katynski — Officer, routinely aware of trading activity

5.)	Steve LaPoint — Senior Accountant, routinely aware of trading activity

6.)	Terra Hantz — (added 12/07) Junior Accountant, routinely aware of trading activity

7.)	Greg MacKenzie — Research Analyst, makes investment recommendations, aware of trading activity

8.)	Lou Salazar — (added 1/07) CIO, unlimited access to all database and files company wide

9.)	Robin Murphy — (added 1/07) Workstation Support, has access to all databases and files company wide

10.)	John Shoemaker — (added 10/08) Consulting Partner, makes investment recommendations, aware of trading activity

11.)	Jennifer Wayton — (added 10/08) Jr. Rep, owns joint accounts with Mark Wayton and lists Mark Wayton as beneficial owner on accounts holding Advance Capital I Funds.

12.)	Mark Wayton — (added 7/08) Compliance Manager, has access to fund holdings through reviews of investment company trades
Mark LaBlance — Removed 11/6/2006
Katie Grodzki — Removed 11/30/2007

01/07
Advance Capital Code of Ethics Account Notification
Date of this notification:
Name of employee or access person:
Please mark one of the following:
☐ I have no outside brokerage accounts (if this choice is selected, sign form where indicated).
☐ I do have outside brokerage accounts (if this choice is selected, complete entire form).
Firm or Financial Institution at which account is held:
Name(s) under which account is held:
Account Number:
Duplicate confirms: Have                        Have not                        been requested to be forwarded to the Compliance Officer. Access persons must have duplicate confirmations forwarded to Advance Capital.

Signature:

Duplicate confirmations must be sent as follows:
Advance Capital
One Towne Square
Suite 444
Southfield, MI 48076
Attn: Kathy Harkleroad

Advance Capital Code of Ethics Request for Approval of Trading

Date of this request:

Name of Access Person:

Security:

Purchase, sale or other (describe other):

Proposed Transaction Date:

Quantity or Amount:

Broker/Dealer or Distributor:

Public Float of Class of Security:

Current Holdings in any Client Account:

Most Recent Transaction in any Client Account:

By his or her signature below, the Access Person identified above hereby confirms that no element of the Code of Ethics will be violated by reason of the transaction(s) described above.

Signature of Access Person:

Authorized by Compliance Officer:

Date of Authorization:

Advance Capital Code of Ethics Transaction Notification

Name of Access Person:

Date of Transaction:

Title and Number of securities, or aggregate principal amount, of securities purchased and/or sold
Nature of the transaction (i.e. purchase, sale or other type of acquisition or disposition).

Price at which the transaction was effected.

Name of broker, dealer or bank with or through which the transaction was effected.

Signature:

Date of this notification:

Advance Capital Code of Ethics Notification
Name:
Period covered by this report: October 1, 2006 through December 31, 2006
During the period covered by this report I made no transactions (excluding Advance Capital I, Inc. mutual fund transactions) requiring notification or disclosure under the Code of Ethics of Advance Capital.

Signature:

Date of this report:

Advance Capital Code of Ethics Certification
STATEMENT OF OFFICERS, DIRECTORS, EMPLOYEES
I hereby acknowledge that I am an employee, officer and/or director of Advance Capital I, Inc. or one of its affiliates and 1) am an “access person” or an “advisory person” with respect to the Advance Capital I, Inc. (the “Company”) mutual funds or 2) have access, on occasion, to information pertaining to the purchase and sale of securities in the funds. I further acknowledge that I have read and fully understand the meaning and intent of the Code of Ethics (the “Code”) adopted by the Company.
I certify that I have not made or been the beneficial owner of any transactions which require disclosure under the Code or, if said disclosure is required, that I have made same in compliance with the Code. I also certify that I have not been in possession of material, nonpublic information nor have I traded securities or recommended transactions or communicated nonpublic information to others in violation of federal securities laws.

Signature

Date